TURBINE SUPPLY AGREEMENT

By and Between

DEWIND, INC.,

a Nevada corporation (“Seller”)

and

XRG DEVELOPMENT PARTNERS, LLC

an Idaho limited liability company (“Owner”)

Dated as of March 27, 2007

ARTICLE 1 DEFINITIONS		5
1.1	Defined Terms	5
ARTICLE 2 INTERPRETATION		5
2.1	Sections and Exhibits	5
2.2	Headings	5
2.3	Gender	5
2.4	Successors and Assigns	5
2.5	Construction of Agreement	5
ARTICLE 3 SALE AND PURCHASE OF WIND TURBINES		5
3.1	Sale of Wind Turbines	5
3.2	Compliance	6
ARTICLE 4 CONTRACT PRICE AND PAYMENT		6
4.1	Contract Price; Unit Price.	6
4.2	Payment Schedule and Method	7
4.3	Change Orders.	7
ARTICLE 5 DELIVERIES OF WIND TURBINES		9
5.1	Delivery of Notice to Proceed	9
5.2	Delivery of Wind Turbines	9
5.3	Damages for Late Deliveries.	10
5.4	Packing of Wind Turbines	12
5.5	Transfer of Title; Risk of Loss	12
5.6	Other Deliveries By Seller	12
5.7	Storage	12
5.8	Execution and Delivery of the CTC Guaranty	12
5.9	Owner Rights with Respect to the Wind Turbines	13
ARTICLE 6 DESIGN, FOUNDATION REPORT AND MECHANICAL COMPLETION CERTIFICATES		13
6.1	Design.	13
6.2	Power Curve Demonstration and Design Certificates	15
6.3	Mechanical Completion, Mechanical Completion Certificate and Project Mechanical Completion Certificate.	15
ARTICLE 7 INSURANCE		16
7.1	Insurance.	16
ARTICLE 8 OWNER’S WORKS, SELLER’S TECHNICAL ASSISTANCE AND VARIATION		17
8.1	Owner’s Work	17
8.2	Technical Assistance	17
8.3	Variation and Adjustment	17
8.4	Right of Access	17
8.5	Owner’s Representative	18
8.6	Seller’s Representative	18
8.7	Training	18

ARTICLE 9 COMMISSIONING AND COMPLETION		18
9.1	Commissioning of WTGs	18
9.2	Commissioning Services	19
ARTICLE 10 WARRANTIES		20
10.1	Warranty	20
10.2	Warranty Period	20
10.3	Correction of Deficiencies.	20
10.4	Conformance of Warranty Service to Specifications	21
10.5	Warranty Service at Seller's Cost; Survival	21
10.6	Availability Warranty	21
10.7	Noise Warranty	22
10.8	Power Curve Guarantee	22
10.9	Limitations	24
10.10	WARRANTY DISCLAIMER	25
ARTICLE 11 INDEMNIFICATION AND INTELLECTUAL PROPERTY		25
11.1	General Indemnification.	25
11.6	Intellectual Property; License.	26
11.7	Indemnification Regarding Infringement	27
ARTICLE 12 REPRESENTATIONS AND WARRANTIES OF OWNER		28
12.1	Owner Representations and Warranties	28
12.2	Seller Representations and Warranties	28
ARTICLE 13 EXCUSABLE DELAY; DEFAULT; CURE		30
13.1	Excusable Delay	30
13.2	Notice.	30
13.3	Default.	30
ARTICLE 14 DISPUTES		31
14.1	Disputes	31
14.2	Jurisdiction	31
ARTICLE 15 GENERAL PROVISIONS		32
15.1	Waiver	32
15.2	Successors and Assigns	32
15.3	Notices	32
15.4	Amendments	33
15.5	Attachments Incorporated	33
15.6	Entire Agreement	33
15.7	No Merger	33
15.8	Attorneys’ Fees	34
15.9	Site Regulations	34

15.10	Confidentiality.	34
15.11	Wind Speed Projections	35
15.12	Documentation and Correspondence	35
15.13	Counterparts	35
15.14	Limitation of Liability and Exclusions	35
15.15	Cooperation With Financing Parties	35
EXHIBIT A	Specifications and Documentation for Wind Turbines
EXHIBIT A-1	Scope of Work and Parts
EXHIBIT B	Site Description
EXHIBIT C	Composite Technology Corporation Guaranty
EXHIBIT D	Commissioning Procedures
EXHIBIT E	Delivery Schedule [to come]
EXHIBIT F	Erection and Installation Manuals
EXHIBIT G	Intentionally Omitted
EXHIBIT H	Description of Owner’s Work
EXHIBIT I	Form of GL Certificate
EXHIBIT J	Form of Mechanical Completion Certificate
EXHIBIT K	[not used]
EXHIBIT L	[not used]
EXHIBIT M	Insurance
EXHIBIT N	Form of Commissioning Certificate
EXHIBIT O	Recommended Spare Parts
EXHIBIT P	Scope of Technical Services
EXHIBIT Q	Form of Final Completion Certificate
EXHIBIT R	Availability Warranty Protocols
EXHIBIT S	Power Curve -- D8.2
EXHIBIT T	Power Curve Test Protocols
EXHIBIT U	Reliability Test Protocols

APPENDIX I	Definitions

Turbine Supply Agreement

This TURBINE SUPPLY AGREEMENT (this “Agreement”), dated as of March 27th, 2007 (the “Effective Date”), is made and entered into by and between XRG DEVELOPMENT PARTNERS, LLC an Idaho limited liability company (“Owner”) and DEWIND, INC., a Nevada corporation (“Seller” or “Supplier”). Each of Seller and Owner are referred to herein individually as, a “Party” as the context requires, and collectively as, the “Parties.”

Recitals

A. Seller sells, procures components and assembles Wind Turbines as described in Exhibit A (the “Wind Turbines”), and Seller and Owner wish to enter into an agreement pursuant to which Owner agrees to purchase and order from Seller and to pay for eighteen (18) Wind Turbines.

B. The Owner informs Seller that the Wind Turbines to be purchased by Owner shall be used for the purpose of developing, constructing, building and installing the Big Blue Windfarm Project, located at the Site, as described in Exhibit B, in Blue Earth, Minnesota.

C. Owner informs Seller that Owner will enter into separate arrangements to erect and install the Wind Turbines and Towers to be supplied by Seller to Owner pursuant to this Agreement.

D. Seller is a wholly-owned subsidiary of Composite Technology Corporation, a holding company with its principal place of business located in California, USA, which has agreed to issue a payment and performance guaranty of Seller’s obligations under this Agreement, substantially in the form attached as Exhibit C (“CTC Guaranty”).

E. The Parties are concluding and intend to enter into a Master Turbine Procurement Agreement (“MTPA”) prior to April 30, 2007 whereby Seller will provide Owner with options to acquire, over a period of five (5) years, wind turbines manufactured by Seller, the first group of which is the subject of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Owner agree as follows intending to be legally bound:

Article 1
Definitions

1.1 Defined Terms. For purposes of this Agreement, capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in Appendix I hereto.

Article 2
Interpretation

2.1 Sections and Exhibits. References to sections, subsections, articles, exhibits and appendices are, unless otherwise indicated, to sections, subsections and articles of, and exhibits and appendices to, this Agreement.

2.2 Headings. The headings of sections, subsections, articles, exhibits and appendices of this Agreement are for ease of reference only and do not form part of this Agreement and shall not in any way affect its construction.

2.3 Gender. The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

2.4 Successors and Assigns. References to Parties to this Agreement shall include references to their successors and permitted assigns.

2.5 Construction of Agreement. Each of the Parties have participated in the drafting of this Agreement. This Agreement shall, in the event of any dispute over its meaning or application, be interpreted fairly and reasonably, and neither more strongly for or against either Party.

Article 3
Sale and Purchase of Wind Turbines

3.1 Sale of Wind Turbines. Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell and deliver to Owner (a) the Wind Turbine blades at the Port of Milwaukee, WI; (b) the Wind Turbine tower equipment at a factory located in the continental United States or at the Port of Milwaukee, WI; and (c) the Turbine Nacelles at Seller’s factory in Round Rock, Texas (together, the “Designated Delivery Location”). Seller also agrees to deliver at its factory in Round Rock Texas certain ancillary equipment, tools and documentation for the assembly, erection, maintenance and operation of the Wind Turbines, and operation and maintenance manuals and other necessary documentation as specified in Exhibit A hereto, and to perform all procedures necessary for the Commissioning of such Wind Turbines. Owner hereby agrees to purchase, pay for and accept from Seller, such Wind Turbines and other equipment and services. Seller agrees to furnish at its own cost and expense all labor, materials, services and any other things necessary to perform and complete the Seller’s Work substantially in accordance with this Agreement, as modified from time-to-time in accordance with the provisions hereof.

3.2 Compliance. In performing the Seller’s Work, Seller shall comply with Prudent Wind Industry Practices, Applicable Laws and this Agreement.

3.3 Wind Turbine Serial Numbers

3.4 .Seller shall assign an identity number to each Wind Turbine nacelle, blade, and tower section at the time of commencing manufacturing in a form and manner sufficient to allow Owner to track the Wind Turbines and components during production. Seller shall also assign an identity number to each Wind Turbine, including correlations to component identity numbers, at the time of Commissioning Completion and deliver such identity numbers to Owner.

3.5 Spare Parts.

(a) Recommended Inventory. Attached hereto as Exhibit O is a recommended list of types and quantities of spare parts for the Project.

(b) Sale of Spare Parts. Spare Parts shall be available for purchase by Owner for the Wind Turbines for a period of twenty (20) years after Commissioning Completion of the last Wind Turbine. If Seller is no longer in the business of manufacturing wind turbines, it shall use commercially reasonable efforts to arrange on behalf of Owner appropriate alternative manufacturers. If Owner elects to purchase any replacement parts from Seller for the Wind Turbines within such time period, Seller shall sell such replacement Parts to Owner at Seller’s then effective list price.

Article 4
Contract Price and Payment

4.1 Contract Price; Unit Price. In full and complete payment for all of the Wind Turbines, Towers and ancillary equipment delivered to the Designated Delivery Locations in accordance with the provisions of this Agreement, and Seller’s other obligations under this Agreement with respect thereto, Owner shall pay to Seller in the manner and at the time specified in Section 4.2, and Seller shall accept as payment in full by Owner, the sum of [ * *] (“Contract Price”), which price is calculated on a unit price of [ * *] for each Wind Turbine (“Unit Price”). The Contract price includes any non-unit-specific items included within the Scope of Work, as more fully described in Exhibit A-1. On Owner’s written request, delivered not later than May 7, 2007, Seller shall offer to provide the Cold Weather Extreme Package at a price of [* *] per wind turbine generator. The Contract Price stated above is inclusive of any Seller financing costs, packing costs, the costs of insurance for transportation of the Wind Turbines and Towers to the Designated Delivery Locations, technical advice during erection and mechanical completion to the extent set forth in Exhibit P, Commissioning services, customs duties and other Taxes payable by Seller. The Contract Price does not include any sales or use tax, which sales or use tax, if any, shall be paid by Owner.

[* *] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.2 Payment Schedule and Method. Subject to the requirements of Section 4.3 and Section 4.4, Owner shall pay the Contract Price to Seller, by wire transfer, as follows:

(a) A Reservation Payment not later than five (5) Business Days after the Effective Date in the amount of [* *] for the Wind Turbines for the Big Blue Windfarm Project.

(b) A Notice to Proceed Payment in the amount of [* *] for the Wind Turbines on or before May 7, 2007, subject to Seller’s delivery of the Certificate of Design Approval and subject to Seller and Buyer agreeing the Delivery Schedule, as set forth in Section 5.1.

(c) A Progress Payment in the amount of [* *] for the Wind Turbines not later than 60 days prior to the scheduled Delivery Date.

(d) A per-Wind Turbine Delivery Payment equal to forty percent (40%) of the Unit Price within five (5) Business Days after Seller’s delivery to the Designated Delivery Location of each item listed in the Delivery Schedule comprising such Wind Turbine.

(e) A per-Wind Turbine payment equal to fifteen percent (15%) of the Unit Price of a Wind Turbine within five (5) Business Days of Commissioning of each Wind Turbine.

(f) A Final Completion payment in the amount of [* *] for the Wind Turbines within five (5) Business Days of Final Completion.

4.3 Change Orders.

[* *] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

(a) Either Party may make requests for changes within the general scope of work included in this Agreement (any such change being a "Change Order") by giving the other Party written notice of any proposed Change Order. Within thirty (30) days from the other Party’s receipt of any such request, the receiving Party shall submit to the requesting Party the adjustments required in the Contract Price and any other terms and conditions of this Agreement that would result from implementation of such Change Order. Seller and Owner shall enter into a written agreement as to such modifications prior to the implementation of any Change Order and no Party shall have an obligation to proceed with any Change Order until such written agreement has been executed by both Parties. Notwithstanding the foregoing, Seller shall be entitled to a Change Order to reflect its increased cost, schedule delays or modifications to the scope of the Work occasioned by an Excusable Delay or an Owner Caused Delay. Seller shall have no obligation to consider any Change Order that increases the number of Wind Turbines to be supplied and delivered pursuant to the terms of this Agreement, or that would impair Seller’s ability, in its sole discretion, to achieve any of the performance guarantees, warranties or covenants of Seller set forth in this Agreement.

(b) At any time prior to delivery of the Wind Turbines to Owner, Owner may notify Seller that some or all of such Wind Turbines shall be installed at another site. If any Wind Turbines will be installed at another site, the Parties shall mutually agree upon the impact to the Delivery Schedule, the Wind Turbine Specifications, the Contract Price (but only to the extent of changes in such specifications), and other terms and conditions of this Agreement, and shall amend this Agreement by Change Order to reflect any such changes.

4.4 Grant of Security InterestSeller hereby grants to Owner a security interest in and to the materials and components acquired and fabricated by Seller for the performance of Seller’s obligations under this Agreement, limited to the amount that Owner has paid Supplier with respect to the Wind Turbines, including any modifications thereto or replacements thereof, together with all proceeds of the foregoing (“Collateral”), as security until title to the Wind Turbines has passed to Owner pursuant to Section 5.5 of this Agreement. Seller authorizes Owner to make any and all UCC-1 filings with the appropriate Governmental Authorities it deems necessary to evidence or to perfect and protect the security interest granted pursuant to this Section 4.4. If requested by Owner, Seller shall, at its expense, promptly execute and deliver to Owner, any and all documents or instruments to enable Owner to exercise and enforce its rights and remedies hereunder and as a secured party under the Uniform Commercial Code in effect in any applicable jurisdiction and to perfect and protect the security interest granted pursuant to this Section 4.4 including the execution of financing statements (and amendments thereto). Owner may exercise its remedies against some or all of the Collateral and in such order as it shall choose in its sole discretion. Upon Seller’s request at any time after passage of title with respect to any Wind Turbine, and in any event no later than Project Mechanical Completion, Owner shall deliver UCC-3 termination statements covering all Wind Turbines for which title has passed to Owner. For the avoidance of doubt, Seller’s grant of a security interest in the Collateral shall not affect or be construed as a waiver of any statutory contractor’s liens in favor of Seller.

4.5 Effect of Payment

4.6 Payment of the Contract Price or any portion thereof shall not constitute Owner’s approval or acceptance of any portion of the Wind Turbines or of Seller’s Work or result in a waiver of any rights or remedies Owner may have with respect to any portion of the Wind Turbines or Seller’s Work that have been, or subsequently are, determined not to conform to the Wind Turbine Specifications and Scope of Supply.

4.6 Use of Funds. Seller shall apply not less than 80% of each payment made pursuant to Sections 4.2 (a), (b), and (c) to the procurement of materials and components to be incorporated in the manufacture of the Wind Turbines, but including payments to TECO.

Article 5
Deliveries of Wind Turbines

5.1 Notice to Proceed and Delivery Schedule. Owner shall be deemed to have issued to Seller a notice to proceed with the fabrication, delivery, and sale of the Wind Turbines on the Effective Date (“Notice to Proceed”). On or before May 7, 2007, Owner shall specify Owner’s proposed Delivery Schedule for the Wind Turbines. On or before [March 15, 2007], Owner shall provide evidence satisfactory to Seller that it has sufficient financing in place to pay the Contract Price for the Wind Turbines (including in the consent document a direct obligation from lenders to fund Owner’s purchase of Wind Turbines hereunder, or a letter of credit in the amount from time to time of all remaining unpaid portions of the Contract Price) and to perform Owner’s other obligations under this Agreement. Within 5 business days of receipt of the Owner’s proposed Delivery Schedule, Seller shall confirm or reject Owner’s proposed delivery schedule. With any rejection of Owner’s proposed delivery schedule, Seller shall propose a delivery schedule acceptable to Seller, provided however, that Seller’s proposed delivery schedule shall include a Delivery Date not later than November 30, 2007. Owner shall have no obligation to make the Notice to Proceed Payment until the parties have mutually confirmed a delivery schedule. The Delivery Schedule for this Agreement shall be as specified by the Parties pursuant to this Section 5.1, and shall comprise Exhibit E hereto when agreed.

5.2 Delivery of Wind Turbines.

(a) Seller shall deliver all Wind Turbines to the Designated Delivery Location(s) in accordance with the Delivery Schedule. Not less than three (3), nor more the five (5) Business Days prior to each scheduled Delivery Date, Seller shall provide Owner with notice confirming expected delivery of the Wind Turbines. Owner at its own cost and expense may inspect the Wind Turbines at the Designated Delivery Locations prior to delivery, and may reject any defective Wind Turbines. Owner’s inspection of the Wind Turbines shall not diminish Seller’s obligations under Section 3.2, nor shall it constitute an “acceptance” within the meaning of Section 2606 of the Uniform Commercial Code (“UCC 2606”).

(b) Owner shall arrange all shipments and pay all shipment costs and insurance for transport of the Wind Turbines from Designated Delivery Locations to the Site. Seller shall at its own cost and expense re-inspect the Wind Turbines upon delivery at the Site and either (i) accept the Wind Turbines within the meaning of UCC 2606, which acceptance shall not constitute a waiver of Seller’s warranties under Article 10 of this Agreement, or (ii) reject the Wind Turbines as nonconforming goods and provide Owner with written notice of the reasons for the rejection including the appearance of changes in the condition of the Wind Turbines during shipment from Seller’s delivery points to the Site.

5.3 Liquidated Damages for Late Deliveries.

(a) If delivery of any Wind Turbine in accordance with the terms of this Agreement occurs after the scheduled delivery date for said Wind Turbine as provided in the Delivery Schedule (“Wind Turbine Delivery Delay”), both Seller and Owner acknowledge and agree that Owner will suffer damages as a result thereof and that said damages will be difficult to determine. Accordingly, as a material element of this Agreement, Owner and Seller hereby agree that Seller shall be liable for, and shall pay to Owner liquidated damages calculated in accordance with Section 5.3(b) for each Wind Turbine Delivery Delay other than delay which constitutes Excusable Delay or Owner Caused Delay, in which case the Delivery Schedule shall be adjusted to the extent Seller is affected by such delay. In addition, Owner and Seller hereby agree that such liquidated damages calculated in accordance with Section 5.3(b) represent a fair and reasonable estimate by Owner and Seller, at the time this Agreement is made and in light of the circumstances and their knowledge at such time, of the actual damages Owner would likely suffer in the event of a Wind Turbine Delivery Delay not exceeding 30 days.

(b) For each Day of Wind Turbine Delivery Delay (each such Day being a “WTG Delay Day”), if Owner suffers additional cost or delay as a result of Seller’s delay, Seller shall pay to Owner the amounts set forth below as liquidated damages provided, however, that the amount of liquidated damages for each WTG Delay Day shall be reduced by 50% if Seller notifies Owner there will be a Wind Turbine Delivery Delay applicable to particular Wind Turbines not less than 90 Days prior to the scheduled delivery date(s), and provided further, that such liquidated damages shall be waived if Owner, using commercially reasonable efforts, is able to avoid additional cost or delay as a result of the advance notice given by Seller of its anticipated delay. In any such notice, Seller shall specify the new date for delivery of the Wind Turbines (“Revised Delivery Date”).

Number of WTG Delay Days (for each WTG as to which there is a Wind Turbine Delivery Delay)	Liquidated Damages Payable Per WTG Delay Day Incurred
1 to 10 WTG Delay Days	US [ * *] per WTG Delay Day
11 to 30 WTG Delay Days	US [* *] per WTG Delay Day

(c) Seller shall pay to Owner within ten (10) Business Days following demand by Owner any and all liquidated damages payable under Section 5.3. If and to the extent Seller fails to pay to Owner within such ten (10) Business Days any such damages, Owner shall be entitled to set off the amount of such damages owed by Seller against the amount of the Contract Price for such Wind Turbines payable by Owner pursuant to Section 4.2.

(d)  If delivery of any Wind Turbine in accordance with the terms of this Agreement occurs at any time after a Revised Delivery Date, Seller shall pay to Owner the amounts set forth below as liquidated damages:

Number of WTG Delay Days (for each WTG as to which there is a Wind Turbine Delivery Delay)	Liquidated Damages Payable Per WTG Delay Day Incurred
1 to 10 WTG Delay Days	US$[* *] per WTG Delay Day
11 to 60 WTG Delay Days	US$[* *] per WTG Delay Day

(e) If delivery of any Wind Turbine in accordance with the terms of this Agreement occurs more than sixty (60) days after the Revised Delivery Date for said Wind Turbine, Seller shall be liable for all resulting damages except as expressly limited and excluded by this Agreement.

(f) Notwithstanding any other provision of this Agreement, Seller agrees that the first eighteen (18) Wind Turbines manufactured by or on behalf of Seller, other than test or prototype units, shall be made available to Owner pursuant to the terms of this Agreement. A breach of this Section 5.3(f) shall not be remedied by liquidated damages and Seller shall be liable for all resulting damages except as otherwise expressly limited and excluded by this Agreement.

[* *] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

5.4  Packing of Wind Turbines. The Wind Turbines shall be properly packed in accordance with the standard practice of Seller, consistent with Prudent Wind Industry Practice, and in such a manner as is necessary for safe intermodal transport and delivery to the Site pursuant to Section 5.2 and as required by the contract or contracts of carriage and policy or policies of insurance. The Wind Turbine packaging shall be marked appropriately.

5.5 Transfer of Title; Risk of Loss. Risk of loss of and damage to each Wind Turbine shall be transferred to Owner when it has been delivered to Owner at the Designated Delivery Location. Title to each Wind Turbine shall be transferred to Owner upon payment of the amount required to be paid for such Wind Turbine pursuant to Section 4.2(e). Seller expressly agrees to cooperate with Owner and take such action as shall be reasonably requested to permit the Financing Parties to acquire security interests in the Wind Turbines and in this Agreement as required under any loan documentation entered into with the Financing Parties.

5.6 Other Deliveries By Seller. Seller shall deliver to Owner the following documents:

(a) Not later than the thirty (30) days following the Notice to Proceed Payment, Seller shall deliver five (5) complete copies of the Erection and Installation Manuals. In addition, if Seller modifies, amends or expands the Erection and Installation Manuals, Seller shall promptly provide to Owner five (5) complete copies of any such modification, amendment or expansion.

(b) Not later than the thirty (30) days prior to the first scheduled Delivery of a 2007 Wind Turbine, Seller shall deliver five (5) complete copies of the Seller’s O&M Procedures Manual. In addition, if Seller modifies, amends or expands the Seller’s O&M Procedures Manual, Seller shall provide to Owner, within thirty (30) Days of adoption, five (5) complete copies of any such modification, amendment or expansion.

(c) Prior to or with delivery of each Wind Turbine component to the Site, Seller shall deliver to Owner the quality assurance and quality control documentation with respect to each such Wind Turbine component.

5.7 Storage. If Owner declines, or is unable, to accept delivery of any Wind Turbine at the date established in the Delivery Schedule, Seller shall store or caused to be stored the Wind Turbines at Owner’s risk and at Owner’s expense.

5.8 Execution and Delivery of the CTC Guaranty. Concurrently with execution of this Agreement, Seller shall cause Composite Technology Corporation to issue the CTC Guaranty.

5.9 Owner Rights with Respect to the Wind Turbines. During the period from the time of delivery of each Wind Turbine to the Site until the commencement of the Warranty Period, if such Wind Turbine or any Part or Parts thereof shall not conform to the Warranty, Seller shall, at its own cost and expense, repair or replace each Wind Turbine or Part or Parts for which a defect in design, material and workmanship is apparent or that would not otherwise meet the requirements for such Wind Turbine or Parts pursuant to the Warranty, and otherwise undertake the work that would otherwise constitute Warranty Work.

5.10 Financing CooperationSeller shall provide such assistance as Owner may reasonably request in connection with obtaining financing for the Project. Seller agrees that it shall make available to Owner and any Financing Parties information relating to the status of Seller’s Work, including non-proprietary information relating to the design, engineering, fabrication, delivery, Commissioning and testing of the Turbine Equipment, the performance of Seller’s Work, and such other matters as Owner may reasonably request. Seller shall furnish such consents to assignment, estoppel certificates, certifications and representations and opinions of counsel addressed to Owner and such Financing Parties, as may be reasonably requested by Owner or such Financing Parties, and all reasonable costs incurred by Seller in executing and delivering such documents or providing other support shall be borne by Owner. At Owner’s request, Seller shall cooperate with the independent engineer and technical advisors, if any, of any Financing Parties.

Article 6
Design, Foundation Report and Mechanical Completion Certificates

6.1 Design.

(a) On or before June 1, 2007, Owner will provide Seller with drawings illustrating the Site layout and placement of crane pads. Within ten (10) Business Days of Seller’s receipt of the Site layout drawings, Seller shall provide to Owner, in writing, any comments it may have on such drawings, including any suggested modifications or adjustments. Seller’s failure to provide suggested modifications or comments pursuant to this section shall preclude Seller from raising the consequences of the Site layout as a defense to any claim under the Warranty.

(b) On or before May 1, 2007, (a) Seller shall provide Owner with loading data on the WTGs and technical information necessary for the design of the foundations on which the WTGs shall be installed (“Foundation Design”), and (b) Owner shall provide Seller with copies of geotechnical borings or other soil data reports obtained by Owner for the Site. Owner shall provide to Seller the Foundation Design within ten (10) Days of receipt of same by Owner. Within ten (10) Business Days following Seller’s receipt from Owner of the Foundation Design, including the dimension data, Seller shall review, approve or take other appropriate action regarding the conformity of the Foundation Designs with the loading data in the Wind Turbine Specifications, and shall notify Owner of Seller’s conclusions, repeating the process with respect to any revised Foundation Designs Owner may provide to Seller for its review. Seller shall not be required to employ any soil specialists, engineers or other professionals to review the design of the foundation for compliance to Applicable Laws.

(c) Not later than 90 Days following the Effective Date, Seller shall demonstrate, to the reasonable satisfaction of Owner which shall not be unreasonably withheld, that it has secured a sufficient supply of Wind Turbine components and material to satisfy the requirements of this Agreement. Components and material include, but are not limited to: steel, carbon fiber, Voith WinDrive’s Gearboxes, Towers, and Blades.

(d) Acceptance or approval by Owner of drawings or other documents provided by Seller in respect of work proposed and/or designed by Seller or its Subcontractor(s) (“Seller’s Documents”) shall not relieve Seller of responsibility for any errors or omissions therein, nor for any of its other contractual and legal obligations. If Owner identifies any discrepancy between Seller’s Documents and documents related to the Owner’s Work, Owner shall notify Seller as soon as possible, and in any event before the relevant Owner’s Work is undertaken.

(e) Any major material changes to the WTGs or other equipment or materials made by Seller or its affiliates, after having been confirmed to Owner, are to be marked on the drawings with relevant dimensions, and provided to Owner as soon as reasonably possible. A complete list of such supplier approved changes, together with any changes to the related drawings, shall be provided to Owner on or before completion of the Seller’s Work.

(f) Both Seller and Owner shall have a representative attend weekly Project meetings (which meetings may be held telephonically) to discuss, in part:

(i) anticipated requests to change the Project schedule and the reasons for each request;

(ii) delays and the reasons therefore and actions being taken;

(iii) shortages of labor, plant or materials, and actions being taken;

(iv) difficulties in the execution of subcontracts, if any, and actions being taken; and

(v) any outstanding information previously requested by Owner or Seller, respectively.

(g) Both Seller and Owner shall have a representative attend monthly (or as otherwise agreed) meetings and each shall inform their respective Subcontractors when their presence at such meeting is required.

6.2 Power Curve Demonstration and Design Certificates. Seller shall deliver to Owner a Certificate of Design Approval. Owner will work with Supplier to ensure that owner’s Financing Parties will accept DEWI-OCC Certificate. Seller shall use its reasonable efforts to provide a site specific certification of the Wind Turbines in accordance with IEC Standard 61400-1 Ed.3 (2005) provided, however, the delivery of said site specific certificate shall not be a condition precedent to Owner’s obligation to make any payment hereunder.

6.3 Mechanical Completion, Mechanical Completion Certificate and Project Mechanical Completion Certificate.

(a) Owner shall be responsible for achieving Mechanical Completion of each individual WTG delivered to the Site including making available for its own use all tools and necessary equipment that is required to achieve Mechanical Completion, including, without limitation, cranes. Seller also agrees to lend to Owner free of charge at the Designated Delivery Location one (1) set of special tools necessary for the assembly and erection of the Wind Turbines, provided that Owner at its expense shall return the special tools on the Final Completion Date to Seller at Seller’s factory in Round Rock, Texas in the same condition tendered, normal wear and tear excepted.

(b) Beginning on the date on which the first WTG achieves Mechanical Completion and on every date thereafter on which a WTG has achieved Mechanical Completion, Owner shall submit to Seller a certificate (“Mechanical Completion Certificate”) which has been prepared by Owner’s Subcontractor, substantially in the form attached as Exhibit J, with respect to each such WTG as of such date.

(c) Within one (1) Business Day following the date on which a Mechanical Completion Certificate is received by Seller, Seller shall inspect each referenced WTG for compliance with the Mechanical Completion Checklist attached to such Mechanical Completion Certificate and with the Erection and Installation Manuals. Within two (2) Business Days following the date on which such Mechanical Completion Certificate was received, Seller shall either: (i) countersign and deliver to Owner the Mechanical Completion Certificate for such WTG to indicate its agreement that such Mechanical Completion has been achieved; or (ii)  notify Owner of Seller’s belief that Mechanical Completion has not been achieved with respect to a WTG specified therein. Any notice issued pursuant to clause (ii) above shall state in detail Seller’s reasons for believing that any such WTG has not achieved Mechanical Completion. In the event Seller delivers the notice under the preceding clause (ii), Seller shall, pursuant to Section 8.2, advise Owner of the actions required to achieve Mechanical Completion of such WTGs and Owner shall diligently complete the same in a professional and workmanlike manner. Seller shall not unreasonably withhold its signature to the Mechanical Completion Certificate and Seller’s failure to either countersign such certificate or notify Owner of Seller’s reasons for the failure to do so within such two (2) Business Day period shall constitute a deemed countersignature by Seller of the Mechanical Completion Certificate. By providing notice of Seller’s belief that Mechanical Completion is not achieved, or providing such technical support services, Seller does not assume any liability or responsibility with respect to any Owner’s Work or other matter for which Owner requests technical support services. Upon completing such actions, Owner shall issue a new Mechanical Completion Certificate for such WTG for reconsideration by Seller. Such procedures shall be repeated as necessary until Mechanical Completion has been achieved for such WTG. For the purpose of this Agreement, the date of achievement of Mechanical Completion for any individual WTG shall be the date on which both Owner and Seller have signed the respective Mechanical Completion Certificate.

Article 7
Insurance

7.1 Insurance.

(a) Seller and Owner shall maintain the insurance policies set forth in Exhibit M, hereto, in accordance with Prudent Wind Industry Practices, and Seller shall provide the insurance required under the terms of the MTPA. Such insurance policies shall be in place no later than the Delivery of the first Wind Turbine component.

(b) Owner and Seller intend that all policies purchased in accordance with Section 7.1(a) will protect Owner, Seller and all other customary parties as insureds or additional insureds in such policies and will provide primary coverage for all losses and damages caused by the perils or causes of loss covered thereby. All such policies shall contain waivers of subrogation in favor of the other Party.

(c) Seller and Owner each shall, within thirty (30) days following a request for same, deliver to the other Party certificates of insurance evidencing the coverages specified in this Section 7. All policies of insurance to be procured and maintained hereunder shall be procured from an insurer carrying a Best’s Insurance rating of A or higher or a financial institution carrying a Moody’s or Standard & Poor’s bond rating of AA or higher, and shall provide, by endorsement, that the other Party and any additional insured shall be provided thirty (30) days' prior written notice of any material policy changes or cancellations, and that no such cancellation or change shall be effective without such notice.

Article 8
Owner’s Works, Seller’s Technical Assistance and Variation

8.1 Owner’s Work. Owner shall undertake and complete the Owner’s Work set forth in Exhibit H in accordance with the Wind Turbine Specifications and the Erection and Installation Manuals.

8.2 Technical Assistance. Seller’s representative shall be present at the Site for reasonable periods, at Seller’s expense (to the extent of the scope set forth in Exhibit P, but otherwise at Owner’s expense at pricing to be agreed by the Parties), during the assembly, erection and installation of the WTGs by Owner in order to observe, monitor and technically assist in the assembly, erection and installation of the WTGs in compliance with the Wind Turbine Specifications and the Erection and Installation Manuals. Seller’s representative shall reasonably cooperate and coordinate with Owner and Owner’s contractors with respect to Seller’s technical assistance, Seller’s commissioning of the Wind Turbines and the construction of the balance of plant. Upon reasonable request by Owner, Seller shall provide clarification or other instructions regarding procedures for assembly and erection. Seller shall forthwith notify Owner in writing if it obtains actual knowledge that any assembly, installation or erection of any WTG is not being performed in accordance with the Wind Turbine Specifications or the Erection and Installation Manuals and advise Owner of the same in writing and as to those procedures of the Wind Turbine Specifications or Erection and Installation Manuals that have not been correctly performed. In the event that Owner, Owner’s employees or Subcontractors fail to comply with any such advice given by Seller, Seller shall not have any liability or responsibility with respect to any subsequent malfunction of that WTG to the extent attributable to such failure to follow Seller’s advice.

8.3 Variation and Adjustment. If the progress of Seller’ Work, or any part thereof, shall be delayed as a result of any variation (“Variation”) in Seller’s Work agreed to by Owner and Seller, or any Excusable Delay, or a change of Applicable Laws, then provided that Seller and Owner have taken all reasonable steps to avoid or minimize the delay or the effects of such Variation, Excusable Delay, or change of Applicable Laws, Owner and Seller shall negotiate in good faith and mutually agree on an extension of the scheduled delivery and Commissioning dates as necessary to accommodate the Variation, Excusable Delay, or change in Applicable Laws while preserving, to the extent reasonably possible and economically feasible, the parties’ respective benefits hereunder. Such mutual agreement shall include an adjustment in the Contract Price to reflect any increased or decreased costs of performance resulting from the Variation, Excusable Delay or change in Applicable Laws.

8.4 Right of Access. Owner hereby grants to Seller and to such persons or entities as Seller may reasonably designate in connection with the performance of Seller’s Work under this Agreement, full right of access to the Site during the performance of Seller’s Work hereunder; provided, however, that Seller shall be obligated to abide by the applicable Site safety, security and access rules.

8.5 Owner’s Representative. Owner shall appoint an individual to act as the representative and coordinator with respect to this Agreement and the Site on Owner’s behalf (“Owner’s Representative”) and shall so notify Seller in writing. The Owner’s Representative shall act as the agent for Owner’s communications with Seller.

8.6 Seller’s Representative. Seller shall appoint an individual to act as the representative and coordinator with respect to this Agreement and the Site on Seller’s behalf (“Seller’s Representative”) and shall so notify Owner in writing. The Seller’s Representative shall act as the agent for Seller’s communications with Owner.

8.7 Training. Seller shall, within the scope of Exhibit P, provide at least seven (7) Days of operations and maintenance training for Owner’s designated personnel at the Site and/or at Seller’s facility near the Site. Such training shall begin at a mutually agreed time, but not later than commencement of Commissioning of the Wind Turbines and shall be completed before the Final Completion Date. Travel and living expenses incurred for Owner’s personnel in connection with the training shall be borne by Owner.

Article 9
Commissioning and Completion

9.1 Commissioning of WTGs. Upon confirmation of the Mechanical Completion of each WTG, Seller shall promptly commence Commissioning of such WTG. Upon completion of Commissioning of such WTG, Seller shall submit a Commissioning certificate (“Commissioning Certificate”) to Owner in accordance with the form attached as Exhibit N, and Owner or Owner’s representatives shall either: (a) deliver to Seller such Commissioning Certificate countersigned; or (b) notify Seller that Commissioning has not been achieved with respect to the specified WTG. Any notice issued pursuant to clause (b) above shall state in detail the reasons for the failure to countersign the Commissioning Certificate and advise Seller of the actions Owner believes necessary to achieve Commissioning. In the event Owner delivers notice under the preceding clause (b), Seller promptly shall take such action as to achieve Commissioning with respect to any WTG. Upon completing such actions, Seller shall submit a new Commissioning Certificate for the applicable WTG for reconsideration by Owner. Such procedures shall be repeated as necessary until Commissioning is achieved with respect to such WTG. For purposes of this Agreement, the date of achievement of Commissioning for any individual WTG shall be the submission date of the Commissioning Certificate that is countersigned by Owner with respect to a WTG. Seller shall cause Commissioning to occur in accordance with the milestone date specified in the Delivery Schedule. Seller shall have the right to use its own employees or any Subcontractor for purposes of completing the Commissioning. Owner shall not unreasonably withhold its signature to the Commissioning Certificate and Owner’s failure to either countersign such certificate or notify Seller of Owner’s reasons for the failure to do so within such two (2) Business Day period shall constitute a deemed countersignature by Owner of the Commissioning Certificate.

9.2 Commissioning Services. Seller shall provide qualified individuals for Commissioning services on the WTGs sufficient to complete Commissioning by the scheduled Commercial Operation Date, it being understood that Owner shall deliver Wind Turbines to Seller for Commissioning at a uniform rate, and shall deliver no more than two (2) Wind Turbines per day for Commissioning. If Owner’s personnel are required by Seller to assist Seller’s personnel in satisfying Seller’s Commissioning obligations under this Agreement, such services shall be performed by both Seller’s personnel and Owner’s personnel under the direct control and supervision of Seller’s personnel, provided, however, that the foregoing shall not diminish Seller’s obligations or liabilities under this Agreement. Seller’s personnel shall also have the capability to train Owner’s personnel for such Commissioning services.

9.3 Final Completion

9.4. “Final Completion” shall be achieved when all of the following have been achieved in accordance with this Agreement:

(a) Commissioning Completion has been achieved;

(b) All punch list items have been completed;

(c) the Reliability Test has been successfully completed;

(d) All Seller Documents required to be delivered hereunder to Owner have been delivered to Owner; and

(e) The Final Completion Certificate described below has been executed and delivered by both Parties.

(f) Upon achieving Final Completion, Seller shall submit to Owner a certificate (“Final Completion Certificate”) which has been prepared by Owner’s Subcontractor, substantially in the form attached as Exhibit Q. Within two (2) Business Days following the date on which the Final Completion Certificate is received by Owner, Owner shall either: (i) countersign and deliver to Seller the Final Completion Certificate; or (ii) notify Seller of Owner’s belief that Final Completion has not been achieved, specifying Owner’s reasons therefor. Seller shall undertake such action necessary to address Owner’s concern and issue a new Final Completion Certificate to Owner for countersignature. Owner shall not unreasonably withhold its signature to the Final Completion Certificate and Owner’s failure to either countersign such certificate or notify Seller of Owner’s reasons for the failure to do so within such two (2) Business Day period shall constitute a deemed countersignature by Owner of the Final Certificate.

Article 10
Warranties

10.1 Warranty. Seller warrants that the Wind Turbines shall be (i) made of new materials in compliance with the terms of this Agreement, Prudent Wind Industry Practices and the Wind Turbine Specifications, (ii) free of all material defects in design, engineering, materials, manufacture, assembly and workmanship, and in compliance with the Wind Turbine Specifications under the climatic and normal operating conditions described in the Wind Turbine Specifications, and (iii) free of liens and encumbrances except as otherwise permitted in this Agreement (the “Warranty”). Any portion of the Turbine Equipment or other services required of Seller under this Agreement which fail to meet this standard shall be deemed “Defective Work”. Further, Seller warrants that Commissioning work shall be performed in a good and workmanlike manner and in accordance with the requirements of this Agreement and the Type Certificate.

10.2 Warranty Period. The Warranty shall continue for a period (the “Warranty Period”) that commences on the Final Completion Date and ends on the date that is the second (2nd) anniversary thereof. Owner may extend the Warranty Period to a total of five (5) years from the Final Completion Date (“Extended Warranty”). The cost of the Extended Warranty shall be US[ * *] per Turbine per year for year 3, payable ninety (90) days prior to the beginning of the second anniversary of the Final Completion Date. For years 4 and 5, the price of the Extended Warranty shall be adjusted by the Consumer Price Index and will be payable in ninety (90) days prior to the beginning of the each anniversary of the Final Completion Date. To exercise its right to extend the Warranty Period, Owner shall notify Seller of its intent to exercise the extension no later than 180 days prior to the scheduled expiration of the initial two year period.

10.2.1 Service Agreement. As a condition to the effectiveness of the Warranty, Owner must execute and maintain in effect a Service Agreement, in form reasonably agreeable to Owner and Seller (the “Service Agreement”), for a term that coincides with the Warranty Period and any Extended Warranty Period. The Warranty shall be void if the Service Agreement between Seller and Owner expires or terminates for any reason during the Extended Warranty Period. If the Service Agreement is terminated, and provided the Warranty Period or any Extended Warranty period has not expired of its own terms, the Warranty shall be automatically reinstated if the Service Agreement is reinstated.

[* *] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

10.3 Correction of Deficiencies.

(a) Seller shall, upon discovery or other notification of any Defective Work, at its sole cost and expense (including the cost of labor and equipment), use all commercially reasonable efforts to correct the Defective Work and repair or replace any defective part or equipment with materials of new and good quality (the “Warranty Service”). If Seller fails to complete the correction of any Defective Work of which it has been notified or which it has discovered, including the repair or replacement of defective parts or equipment, within a reasonable period of time, which shall not in any case be less than __ weeks, Owner may notify Seller in writing that it intends to initiate required repairs one week after the date of notice. If Seller fails to promptly initiate the required Warranty Service after such notice, Owner may proceed to have the necessary repairs made and Seller shall be responsible for the reasonable costs and expenses incurred by Owner for such repairs. Any part or equipment that is repaired or replaced under the Warranty and all associated labor shall be covered by the Warranty for a term equal to the greater of one (1) year from completion of repairs or the remaining Warranty Period.

(b) In the event Seller becomes aware during the Warranty Period of a design, manufacturing, component or other defect occurring in twenty percent (20%) or more of the Wind Turbines installed at the Site, or twenty percent (20%) or more of wind turbine generators in operation which are manufactured by Seller, covered by a warranty from Seller similar to the Warranty, and have the same design or components as the Wind Turbines, and which defect, if occurring in any of the Wind Turbines would constitute Defective Work, Seller shall devise a plan for correction of the defect or possible defect in all of the Wind Turbines if it would reasonably be expected to be present therein, at Seller’s expense, and the Parties shall agree on the means for implementation of the plan. All such work performed shall be at Seller’s expense.

10.4 Conformance of Warranty Service to Specifications. Seller warrants in favor of Owner that all Warranty Service, including all repaired or replace parts or equipment, shall meet and conform to the requirements of the Wind Turbine Specifications, Prudent Wind Industry Practices and this Agreement.

10.5 Warranty Service at Seller's Cost; Survival. Seller shall perform all Warranty Service at its own cost and expense. Seller's obligation to correct, repair, replace or re-perform Defective Work pursuant to this Section 10 shall survive the termination or expiration of this Agreement, so long as the Defective Work was identified to Seller in accordance with the provisions of this Section 10 and within the Warranty Period.

10.6 Availability Warranty. During the Warranty Period, Seller warrants that the Wind Turbines, when installed in accordance with the Erection and Installation Manual, will achieve not less than [ * *] percent Availability for the six-month period after the Final Completion Date and not less than [* *] Availability for the six-month period thereafter, and for each of the subsequent years of the Warranty Period (“Guaranteed Availability”). Availability shall be measured in accordance with Exhibit R. To the extent the Wind Turbines fail to achieve the minimum levels of Availability stated in this Section 10.6 during any applicable period, Seller agrees and acknowledges that Owner will suffer damages in the form of lost revenues and income and agrees to pay Owner damages in amounts calculated in the manner set forth in Exhibit R (the “Availability Liquidated Damages”). The parties agree that the Availability Liquidated Damages are a reasonable approximation of the losses and damages likely to be suffered by Owner and are not intended to be punitive or excessive, and shall be payable notwithstanding any provision of this Agreement otherwise limiting consequential damages. Seller’s aggregate liability for liquidated damages under this Section 10.6 shall not exceed an amount equal to [* *] of the Contract Price actually paid by Owner to Seller.

10.7 Noise Warranty.

(a) Seller warrants that the noise created by each Wind Turbine, measured at the Turbine Nacelle, shall not at any time exceed a sound pressure level of 106 dB(A) at a wind speed of 10 meters per second. In addition, the Turbine Equipment shall emit no pure tones (all such requirements the “Noise Warranty”).

(b) The first test of noise levels at any one or more Turbines shall be conducted by a qualified expert at Owner’s expense. Testing protocols shall be as set forth in IEC 61400-11. Ed. 12-2002, amended and revised.

(c) If testing reveals that any Wind Turbine fails to meet the Noise Warranty established in Section 10.7(a), Seller shall undertake, at its expense, to make such improvements to the applicable Wind Turbine(s) as are necessary to cause each such Wind Turbine to meet the warranted noise level. Seller shall make its improvements as soon as practicable. Seller shall be responsible for the subsequent noise testing of any such Wind Turbines until compliance is attained with the Noise Warranty, and all related expenses.

(d) In the event that any Wind Turbine is required to cease or curtail operations to meet the requirements of Permits or Applicable Laws, and the cessation or curtailment is required due to the failure of the Wind Turbine to meet the Noise Warranty, any such lost operating hours shall be considered to be hours during which the Wind Turbine is unavailable for purposes of calculating the Availability Warranty.

[* *] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

10.8 Power Curve Guarantee. Seller hereby guarantees, based on the performance of a Power Curve Test and at the time thereof, that the Turbine Measured Power Curve of the Nominated Turbine will be not less than [ * *] of the power curve for the Wind Turbines set forth in Exhibit S, calculated and adjusted in accordance with the testing protocol set forth in Exhibit T (the “Power Curve Guarantee”).

(a) Performance of Power Curve Test. Owner may retain a third party, qualified engineer acceptable to Seller to perform the Power Curve Test in accordance with Exhibit T on one (1) Wind Turbine designated by Seller and Owner (the “Nominated Turbine”). Owner shall pay all costs of any such Power Curve Test if the Wind Turbine passes the test, and Seller shall pay the costs of any such Power Curve Test if the Wind Turbine fails the test. The Power Curve Test shall be performed under normal operating conditions in accordance with the Power Curve Test Procedures. If Owner elects to conduct the Power Curve Test, it shall begin no earlier than the date of Final Completion, and shall be concluded no later than twelve (12) months thereafter. Owner will give Seller at least fourteen (14) days prior written notice of its intent to perform any Power Curve Test. No later than fourteen (14) days following the administration of the initial Power Curve Test, Owner shall notify Seller in writing whether the Wind Turbines have met or failed the Power Curve Test. Seller shall have the right to be present at each Power Curve Test. The Power Curve Test for the Nominated Turbine shall determine the compliance of all Wind Turbines with the Power Curve Guarantee.

(b) Failure to Perform the Power Curve Test. If Owner does not complete the Power Curve Test on the Turbines on or before the end of the period specified in Section 10.8(a), the Wind Turbines shall be deemed to have satisfied the Power Curve Test and Owner will not be entitled to any damages as a result of any failure of the Wind Turbines to meet the Power Curve Guarantee.

(c) Procedures on Power Curve Test Failure. If the Wind Turbines fail the initial Power Curve Test, then for up to ninety (90) days after Owner notifies Seller of such failure, Seller shall have the right to cause repairs or replacements to be made to the Turbine Equipment designed to cause the Turbines to pass the Power Curve Test, at Seller’s expense. Seller may request in writing at any time during such ninety (90) day period that Owner cause an additional Power Curve Test to be conducted as soon as practicable following the expiration of such ninety (90) day period. If the Turbines fail any such second Power Curve Test, then for up to ninety (90) days after Owner notifies Seller of such failure, Seller shall have the right to cause repairs or replacements to be made to the Turbine Equipment designed to cause the Turbines to pass the Power Curve Test, at Seller’s expense. Any such repairs or replacements elected to be made by Seller shall be made as soon as is practicable. Upon completion of such repairs and replacements, Seller may (within 90 days of the failure of the second Power Curve Test) request Owner to conduct a third Power Curve Test. Each Power Curve Test shall be conducted in accordance with the requirements of this section and Exhibit T, and shall be conducted by the same engineer as conducted the first Power Curve Test. Not later than twenty-one (21) days following the completion of the third Power Curve Test, Owner shall notify Seller in writing whether the Wind Turbines have passed or failed to pass the Power Curve Test. If Seller fails to request a second or third Power Curve Test within the applicable ninety (90) day period, then no later than ten (10) Business Days following the expiration of the applicable ninety (90) day period, Seller shall pay to Owner the Power Curve Liquidated Damages in accordance with the provisions of Section 10.8(d) based on the results of the immediately preceding Power Curve Test. If a second or third Power Curve Test is conducted at Seller’s request, and the Wind Turbines fail the second Power Curve Test (and Seller does not timely exercise its right for a third Power Curve Test) or the Wind Turbines fail the third Power Curve Test, then Seller shall pay to Owner, no later than thirty (30) Business Days following receipt of notice of such failure, the Power Curve Liquidated Damages due to Owner in accordance with the provisions of Section 10.8(d) based on the results of the second or third, as applicable, Power Curve Test. If the nominated Wind Turbine passes the second or third Power Curve Test, Seller shall perform the same repair to all other Wind Turbines having the same defect, but no further testing of the Wind Turbines shall be required.

[* *] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

(d) Damages for Failure to Achieve Power Curve Guarantees. If the Turbine Measured Power Curve (as determined pursuant to Exhibit T) for the Nominated Turbine with respect to the applicable Power Curve Test is less than [ * *] of the Turbine Guaranteed Power Curve, Seller shall pay Owner, for each year until the Wind Turbines pass the Power Curve Test, subject to the limitation set forth below and as liquidated damages, the sum of [* *] for each percent, pro-rated for each fraction of a percent (to one one-thousandth of a percent), that the Turbine Measured Power Curve is less than [* *] of the Power Curve Guarantee; and, to the extent the Turbine Measured Power Curve (as determined pursuant to Exhibit T) for the Nominated Turbine with respect to the applicable Power Curve Test is less than [* *]of the Turbine Guaranteed Power Curve, Seller shall pay Owner, for each year until the Wind Turbines pass the Power Curve Test, subject to the limitation set forth below and as liquidated damages, the sum of [* *] for each percent, pro-rated for each fraction of a percent (to one one-thousandth of a percent), that the Turbine Measured Power Curve is less than [* *] of the Power Curve Guarantee (collectively, the “Power Curve Liquidated Damages”). The Power Curve Liquidated Damages shall be based on the applicable Power Curve Test referenced in Section 10.8(c). This Section 10.8 (d) and the repairs contemplated by Section 10.8 (c), represent Owner’s sole and exclusive remedies for Seller’s failure to achieve the Power Curve Guarantee. Seller’s aggregate liability hereunder for Power Curve Liquidated Damages shall not exceed an amount equal to [ * *] of the Contract Price actually paid by Owner to Seller.

[* *] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

10.9 Limitations. The duties, liabilities and obligations of Seller under Sections 10.1 through 10.8 apply only to failures relating to the applicable warranties and do not extend to any correction, repair or replacement caused or necessitated by: (a) the failure of the Wind Turbines to be constructed and installed by Owner at the Site in accordance with the Wind Turbine Specifications and the Erection and Installation Manual; (b) the failure of the Site infrastructure to be installed or constructed in accordance with Prudent Wind Industry Practices; (c) the failure by Owner to operate and maintain the Wind Turbines in accordance with the Erection and Installation Manual and the O&M Procedures Manual; and/or (d) any changes in the Permits and/or Applicable Laws that occur or take effect after the Effective Date. In connection with satisfaction of the Warranty or the Availability Warranty, Seller shall be given an opportunity to make such diagnostic tests and perform such remedial services as Seller deems appropriate in connection with the satisfaction of any warranty claim made by Owner hereunder; provided that any such tests and services shall not permit Seller to delay or avoid its correction obligations under Section 10.3, and the results of any such tests shall be shared with Owner.

10.10 WARRANTY DISCLAIMER. OWNER ACKNOWLEDGES AND AGREES THAT SELLER’S WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, FOR TITLE, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR OTHERWISE. ON THAT BASIS, THERE ARE NO OTHER WARRANTIES, AGREEMENTS, ORAL OR WRITTEN, OR UNDERSTANDINGS WHICH EXTEND BEYOND THOSE SET FORTH IN THIS AGREEMENT WITH RESPECT TO THE MATERIALS, EQUIPMENT AND SERVICES PROVIDED BY SELLER.

10.11  Assignment of Manufacturer Warranties Seller agrees to assign to Owner, effective as of the expiration of the Warranty Period, any and all beneficial interest in, to and under any warranties for the Wind Turbine components received by Seller from the relevant manufacturer, in each case to the extent still in effect, and to the extent permitted pursuant to the terms of such warranties.

[* *] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Article 11
Indemnification and Intellectual Property

11.1 General Indemnification.

(a) Seller shall indemnify Owner and their successors and permitted assigns, and their officers, directors, members, partners, agents and employees, and shall defend, save and hold each of them harmless from and against all losses and claims for bodily injury to or death of any individual or damage to any tangible property of a third party and against all losses, claims, demands, proceedings, damages, liabilities, costs, charges and expenses (including, but not limited to, reasonable attorneys’ fees) whatsoever incurred by or asserted against any of them arising out of or in consequence of the conduct of Seller or of Seller’s employees, agents, or Subcontractors on the Site.

(b) Owner shall indemnify Seller, its successors and permitted assigns, and their officers, directors, agents and employees, and shall defend, save and hold each of them harmless from and against all losses and claims for bodily injury to or death of any individual or damage to any tangible property of a third party and against all claims, demands, proceedings, damages, liabilities, costs, charges and expenses (including reasonable legal fees) whatsoever in respect thereof or in relation thereto incurred by or asserted against any of them arising out of or in consequence of the conduct of Owner or of Owner’s employees, agents or Subcontractors on the Site.

11.2 Owner’s Hazardous Substance Indemnity

11.3 . Owner shall indemnify, defend and hold harmless Seller, its officers, directors, employees, agents, Affiliates, and representatives, from and against any and all claims, demands, suits, liabilities, injuries (personal or bodily), property damage, causes of action, losses, costs, expenses, damages or penalties, including court costs and reasonable attorneys’ fees, arising out of, or resulting from, or occasioned by or in connection with any Hazardous Substance existing at the Site as of the Effective Date, or introduced to the Site after the Effective Date by any Person other than Seller, its Affiliates, or their respective agents and employees.

11.4 Seller’s Hazardous Substance Indemnity

11.5 . Seller shall indemnify, defend and hold harmless Owner, its officers, directors, employees, agents, Affiliates, and representatives, from and against any and all claims, demands, suits, liabilities, injuries (personal or bodily), property damage, causes of action, losses, costs, expenses, damages or penalties, including court costs and reasonable attorneys’ fees, arising out of, or resulting from, or occasioned by or in connection with any Hazardous Substance introduced to and released at the Site by Seller, its Affiliates or their respective agents and employees.

11.6 Intellectual Property; License.

(a) Seller agrees to procure and acquire all necessary patents, copyrights, trade names, trademarks, trade dress service marks, trade secrets, and applications for any of the foregoing, software, firmware, mask works, industrial design rights, rights of priority, know-how, design flows, methodologies and any and all other intangible proprietary information whose protection is legally recognized (the “Intellectual Property”) which to Seller’s knowledge is necessary for it to meet its obligations under this Agreement, including the obligations to sell and Deliver the Turbine Equipment free of any adverse claims by any other Person, or which is necessary for Owner to install, use, operate and maintain the Turbine Equipment. Seller expressly reserves all other intellectual property rights with respect to the Turbine Equipment and otherwise.

(b) The Intellectual Property and any other drawings, specifications, designs, plans and other documents prepared by or on behalf of Seller and/or its Subcontractors in connection with the Turbine Equipment (collectively, the “Design Materials”) are and shall remain the exclusive property of Seller or the Subcontractors, as the case may be. Effective upon execution of this Agreement with respect to Design Materials necessary for installation of the Turbine Equipment, and upon Commissioning with respect to all other Design Materials, Seller hereby grants and will cause to be granted and delivered to Owner from Subcontractors, whichever is appropriate, a paid-up, non-exclusive license for Owner to use, reproduce and have reproduced such Design Materials, subject to the restrictions set forth below:

(i)  All rights with respect to the Intellectual Property or any of the Design Materials shall remain the property of Seller or the appropriate subcontractor, whether or not the Turbine Equipment is installed, and Owner recognizes that Seller may be entitled to injunctive or other equitable or preliminary relief in order to protect the integrity or confidentiality of the Design Materials; and

(ii)  Owner shall not, without the prior written consent of Seller, use such Design Materials, in whole or in part, in relation to any project other than the facilities for Owner on and near the Project Site. Owner may only use that portion of the Design Materials related solely to the operation, maintenance and repair of the Turbine Equipment after Commissioning.

(iii) Owner shall provide to Seller prompt access to all technical, operational and maintenance and other information it receives or collects in connection with the Turbines.

11.7 Indemnification Regarding Infringement. Seller warrants and represents that the Wind Turbines provided to Owner for use at the Site and the Intellectual Property will not infringe on any patent, trademark, copyright or other intellectual property right of any other Person. In the event any Person brings a claim, suit or proceeding against Owner or Owner’s Subcontractors alleging any such infringement, Seller shall indemnify, defend and hold Owner and Owner’s Subcontractors harmless against any and all losses, damages, charges, costs and expenses (including reasonable attorneys’ fees) incurred by Owner or Owner’s Subcontractors as a result of or arising from any such claim of infringement, whether rightful or otherwise. In the event any Intellectual Property or Wind Turbine is held to constitute infringement and/or its use is enjoined, Seller shall, at its sole expense, either procure for Owner an irrevocable, royalty-free license to continue using such Intellectual Property or Turbine Equipment, replace the applicable rights or equipment with substantially equal but noninfringing rights or equipment, or modify the infringing equipment so as to make it noninfringing, provided that no such replacement or modification shall in any way relieve Seller of its obligations under this Agreement. Seller shall assume on behalf of Owner and control and conduct with due diligence and in good faith the defense and settlement of any such claim against Owner, whether or not Seller shall be joined therein, and Owner shall cooperate with Seller in such defense and settlement. Owner shall notify Seller within a reasonable period of time of receipt of knowledge of such claim and Owner shall promptly provide to Seller all information that it has received with respect to such claim.

11.8 Escrow AgreementWithin ninety (90) days following the Effective Date, Owner and Supplier shall enter into the Escrow Agreement and Supplier shall deliver all documents required thereunder.

Article 12
Representations and Warranties of Owner

12.1 Owner Representations and Warranties. Owner represents and warrants to Seller as follows:

(a) Due Organization: Good Standing. Owner is an Idaho limited liability company duly organized, validly existing and in respect of which no action relating to insolvency, liquidation or suspension of payments has, to the knowledge of Owner, been taken.

(b) Due Authorization. The execution, delivery and performance of this Agreement by Owner have been duly authorized by all necessary action on the part of Owner in accordance with Owner’s charter documents and do not and shall not require the consent of any trustee or holder of any indebtedness or other obligation of Owner or any other Party to any other agreement with Owner.

(c) Execution and Delivery. This Agreement has been duly executed and delivered by Owner, and constitutes the legal, valid, binding and enforceable obligations of Owner.

(d) Governmental Approvals. No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of Owner in connection with the execution, delivery and performance of this Agreement which has not already been obtained or which Owner anticipates shall be timely obtained in the ordinary course of performance of this Agreement.

(e) Site Access. No lease, easement or right of way from any third party is required on the part of Owner in connection with the execution, delivery and performance of this Agreement which has not already been obtained or which Owner anticipates shall be timely obtained in the ordinary course of performance of this Agreement.

12.2 Seller Representations and Warranties. Seller hereby represents and warrants to Owner as follows:

(a) Due Organization Good Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Nevada and in respect of which no action relating to insolvency, liquidation or suspension of payments has, to the knowledge of Seller, been taken.

(b) Due Authorization. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate action on the part of Seller and do not and shall not require the consent of any trustee or holder of any indebtedness or other obligation of Seller or any other Party to any other agreement with Seller.

(c) Execution and Delivery. This Agreement has been duly executed and delivered by Seller, and constitutes the legal, valid, binding and enforceable obligations of Seller.

(d) Governmental Approvals. No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of Seller in connection with the execution, delivery and performance of this Agreement which has not already been obtained or which Seller anticipates shall be timely obtained in the ordinary course of performance of this Agreement.

(e) Title to Wind Turbines. When the title of the Wind Turbines is transferred to Owner from Seller under Section 5.5: (a) Owner shall have good and marketable title to the Wind Turbines free and clear of all claims, liens or other encumbrances, other than any such liens or other encumbrances arising in connection with the performance of the Owner’s Work and any security interest granted in favor of Seller as described in Section 5.5; (b) no instrument or other document shall be required to be delivered to Owner in order to effect the sale of the Wind Turbines from Seller to Owner, or if any such instrument or other document is so required, then Seller shall have delivered such instrument or other document to Owner; and (c) no component Part or the whole of any Wind Turbine shall be the subject of any retention of title in favor of any supplier thereof.

Article 13
Excusable Delay; Default; Cure

13.1 Excusable Delay. Except as specified in Section 5.2 with respect to the Delivery Schedule, no delay in performance by any Party hereunder shall constitute a default under this Agreement if, and to the extent, such delay is caused by an Excusable Delay. In the event of an Excusable Delay, the Parties shall negotiate in good faith for equitable adjustments in price and schedule necessary and appropriate to mitigate as much as possible the effect of such Excusable Delay.

13.2 Notice.

(a) Any Party delaying performance hereunder as a result of an Excusable Delay shall give written notice to the other Party as soon after becoming aware of the Force Majeure Event constituting such Excusable Delay as is reasonably possible, but in all events within five (5) Business Days after the Party delaying performance becomes aware of such event.

(b) Seller shall give written notice to Owner as soon after Seller becomes aware of any strikes, lockouts or other labor disputes occurring, or threatened or scheduled to occur, with respect to any of the factories, offices or other facilities of any of Seller’s or its Affiliates’ suppliers or subvendors.

13.3 Default.

(a) Event of Default. If during the term of this Agreement, either Party breaches any of the material covenants or conditions of this Agreement, or if Composite Technology Corporation breaches any of its material obligations under the Composite Technology Corporation Guaranty, and as a direct and proximate result of any such material breach another Party hereunder (the Owner, in the case of such a breach by Composite Technology Corporation under the Composite Technology Corporation Guaranty) suffers material harm or damage (except in the case of an Excusable Delay of such Party), then the other Party shall give notice to such breaching Party (including the Seller in the case of such a breach by Composite Technology Corporation under the Composite Technology Corporation Guaranty) of the material event of default, specifying in detail the nature thereof, and the amount thereof if it is a default which may be cured by the payment of money.

(b) Bankruptcy Event of Default. It shall be an event of default hereunder with respect to a Party hereto if such Party (and, in the case of Seller, if Composite Technology Corporation) becomes insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors, or if insolvency, receivership, reorganization or bankruptcy proceedings are commenced by or against such Party (or, in the case of Seller, against Composite Technology Corporation).

(c) Cure Rights. In the case of an event of default under Section 13.3(a), if, after the expiration of a grace period of thirty (30) Days after the service of notice as provided therein, the event of default upon which such notice was based shall continue to exist (or in the case of an event of default which cannot with due diligence be remedied within a period of thirty (30) Days, the breaching Party fails to commence within a period of thirty (30) Days after the service of such notice to remedy such event of default and to proceed with all due diligence thereafter to remedy such event of default within a reasonable period of time), then the breaching Party (including Seller in the case of such a breach by Composite Technology Corporation under the Composite Technology Corporation Guaranty) shall be in default under this Agreement, and the non-breaching Party shall be entitled to the remedies set forth in Section 13.3(d).

(d) Remedies. In the case of a bankruptcy event of default pursuant to Section 13.3(b) or a default after any applicable cure period pursuant to Section 13.3(c), the non-breaching Party shall be entitled to all remedies in law or in equity on account of such default, including, without limitation, the right, in the non-breaching Party’s sole discretion, to either continue its rights and obligations under this Agreement in full force and effect or, by written notice to the breaching Party, to terminate its obligations under this Agreement and all obligations of the non-breaching Party hereunder. In any event, the non-breaching Party shall continue to be entitled to any and all remedies under this Agreement or at law or in equity.

(e) Financing Party Cure Rights. Seller shall, conditioned upon prior receipt of the name and address of the Financing Parties for the Project, give such Party or Parties notice of any default at the same time as providing notice to the defaulting Party under Section 13.3(a). Following receipt of such notice, the Financing Parties shall, for the same period provided to the defaulting Party, have the right (but not the obligation) to cure such default, and if so cured, this Agreement shall continue in full force and effect.

Article 14
Disputes

14.1 Dispute Resolution. Any controversy or claim arising out of, or relating to, this Agreement, or to the making, performance, or interpretation thereof, shall be tried by a single referee in San Francisco, California, pursuant to the provisions of Title 8, Chapter 6 of the California Code of Civil Procedure (commencing with Section 638).

14.2 Applicable Law. This Agreement shall be interpreted and governed by the laws of the State of California and/or the laws of the United States, as applicable..

Article 15
General Provisions

15.1 Waiver. Unless expressly provided herein no delay or omission by the Parties hereto in exercising any right or remedy provided for herein shall constitute a waiver of such right or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion.

15.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ successors and assigns. Seller agrees that Owner may, at any time, grant Financing Parties a security interest in this Agreement. Owner may, at any time, assign this Agreement to an Affiliate of Owner, provided the requirements of Section 5.1 for a lender’s funding obligation or a letter of credit are satisfied. Except as expressly provided in this Section 15.2, no Party may assign or transfer this Agreement, in whole or in part, except upon the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. It shall be deemed reasonable for Owner to withhold consent to an assignment by Seller absent any agreement by Composite Technology Corporation to guarantee performance by Seller’s assignee or the provision by the assignee of a replacement guaranty in form and substance and from an entity reasonably acceptable to Owner and the Financing Parties. In connection with any permitted full or partial assignment under this Section 15.2, the Parties agree to execute one or more consents to assignment with terms and conditions as may be reasonably requested by such assignee; provided that no Party shall be under an obligation to amend or modify this Agreement as a condition to such assignment; and provided further that each such assignee of this Agreement shall expressly acknowledge the rights and remedies of the Financing Parties hereunder (to the extent applicable) and shall assume any of the assigning Party’s obligations related thereto. In the event Financing Parties, whether pursuant to a security interest or otherwise, succeed to the rights and obligations of Owner hereunder, Seller shall recognize such Financing Parties as a Party to this Agreement.

15.3 Notices. Any notice required or authorized to be given hereunder or any other communications between the Parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall be served personally or by reputable express courier service or by facsimile addressed to the relevant Party at the address stated below herein or at any other address notified by that Party to the other as its address for service. Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served two (2) Business Days after the same shall have been delivered to the relevant courier, and any notice so given by facsimile shall be deemed to have been served on dispatch. As proof of such service it shall be sufficient to produce a receipt showing personal service, the receipt of a reputable courier company showing the correct address of the addressee or an activity report of the sender’s facsimile machine showing the correct facsimile number of the Party on whom notice is served and the correct number of pages transmitted. The Parties’ addresses for service are:

To Owner:	XRG Development Partners, LLC
c/o Exergy Development Group of Idaho, LLC
802 W Bannock Street, Suite 1200
Boise, ID 83702
Attn: James T. Carkulis
Facsimile: (208) 336-9431
Telephone: (208) 336-9793
Email: jcarkulis@xrgdevelopment.com

To Seller:	DEWIND, Inc.

2026 McGraw Avenue
Irvine, CA 92614
Attn: Andrew Lockhart
Facsimile: (949) 660-1533
Telephone: (949) 428-8500
Email: alockhart@compositetechcorp.com

15.4 Amendments. This Agreement may be modified or amended only by an instrument in writing signed by all Parties hereto.

15.5 Attachments Incorporated. The exhibits and appendices attached hereto are hereby incorporated and made a part of this Agreement.

15.6 Entire Agreement. The terms and conditions set forth herein, together with those set forth on all exhibits and appendices attached hereto, constitute the complete statement of the agreement between Owner and Seller relating to the subject matter hereof and thereof. No prior statement, correspondence or parole evidence shall modify or affect the terms and conditions hereof or thereof nor shall such prior statements, correspondence or parole evidence be introduced or considered in any judicial or arbitral proceeding. Prior representations, promises, warranties or statements by any agent or employee of Seller or Owner that differ in any way from the terms and conditions hereof or thereof shall be given no effect.

15.7 No Merger. All covenants, representations and warranties of the Parties hereto provided in this Agreement shall survive, and shall not merge into the conveyances, assigns, deeds or any other documents or transactions.

15.8 Attorneys’ Fees. In any proceeding to enforce the provisions of this Agreement, the prevailing Party in such proceeding shall be entitled to recover reasonable legal fees, costs and expenses (including at trial and appellate levels and in bankruptcy proceedings) from the losing Party.

15.9 Site Regulations. All pertinent regulations and rules which may be in effect at the Site regarding passes, badges, safety and proper conduct on the property shall be observed by Seller and its agents and employees.

15.10 Confidentiality.

(a) Seller hereby undertakes to keep confidential, except as may be explicitly approved by Owner, or as may be necessary for the proper discharge by Seller of its duties under this Agreement, or as may be necessary to be disclosed to taxing authorities and accountants preparing Seller’s tax reports and filings or as may be necessary to respond to legal process, all details of Owner’s business, the location and identification of the Project and the Site or any potential Site, the progress of any construction activities, and the business of any member of Owner.

(b) Owner hereby undertakes to keep confidential, except as may be explicitly approved by Seller, or as may be necessary for the proper discharge by Owner of its duties under this Agreement, or as may be necessary to be disclosed to taxing authorities and accountants preparing Owner’s tax reports and filings or as may be necessary to respond to legal process, or as previously disclosed to the public, this Agreement and all documentation and data, including but not limited to all Intellectual Property and Design Data.

(c) Notwithstanding the provisions of subsections (a) and (b) above, Seller and Owner shall be entitled to the extent necessary for the performance of its respective duties hereunder to allow access to details relating to the business of the other Party exclusively to such of its employees and consultants who are directly concerned with the carrying out of its duties under this Agreement provided that each Party shall inform each of such persons of the confidential nature of such information and of that Party’s obligations of confidentiality in respect thereof and such Party shall be responsible for any breach of such obligations by any of its employees or consultants.

(d) All public announcements in relation to the subject matter of this Agreement shall be subject to the prior notification to the other Party by the Party desiring to make such announcement and such other Party shall have three (3) Business Days to comment on and/or approve such announcement (such approval not to be unreasonably withheld); provided that such approval shall be deemed given if such approval, comment or other response is not received by the announcing Party within such three (3) Business Day period. The Parties consent in advance to the reference to the Project and/or the use of the Seller’s Wind Turbines in such Project in each Party’s publicly distributed materials.

15.11 Wind Speed Projections. Seller shall have no responsibility or liability for any purposes hereunder for the collection or evaluation of the wind data collected prior to the Effective Date, or for the accuracy of the wind speed projections and financial projections.

15.12 Documentation and Correspondence. All documentation and correspondence to be delivered between the Parties pursuant to this Agreement shall be in the English language.

15.13 Counterparts. This Agreement may be executed by the Parties in one or more counterparts, all of which taken together, shall constitute one and the same instrument. Facsimile signatures shall have the same effect as original signatures. A Party delivering facsimile counterpart signature pages shall promptly thereafter deliver original counterpart signature pages.

15.14 Limitation of Liability and Exclusions. Except as otherwise provided in this Agreement the following limitations of liability apply: no Party shall be liable for any indirect, special, incidental or consequential damages, including without limitation, loss of profit, loss of revenue, loss of use, loss of power, cost of replacement power, or cost of capital, or for punitive damages, arising out of or in relation to the performance of this Agreement whether or not such liability is claimed in contract, equity, tort or otherwise. The foregoing limitation shall not: (x) preclude recovery, where applicable, of liquidated amounts or refunds hereunder; (y) limit recovery under any indemnity in Article 11, or (z) limit Owner’s recovery of actual damages under Sections 5.3 (e) and (f). Seller’s entire liability to Owner under this Agreement (including, without limitation, liability for breach of contract, breach of warranty, negligence or any other legal or equitable theory) shall in no event exceed the Contract Price for whatever and all reasons whatsoever. Notwithstanding the foregoing, in the case of liquidated damages payable under this Agreement pursuant to Sections 5.3, 10.6 or 10.8, the aggregate liability of Seller for all such damages shall not exceed [ * *] of the Contract Price, as adjusted pursuant to this Agreement. Owner hereby expressly waives and releases Seller from any and all losses, damages or remedies in excess of such amounts.

15.15 Cooperation With Financing Parties. Seller shall, at the Financing Parties request: (a) enter into and deliver to Owner a customary consent agreement and related documentation; and (b) procure the legal opinion of its counsel, each in a form and substance reasonably acceptable to the Financing Parties.

[SIGNATURE PAGE FOLLOWS]

[* *] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized representatives of Owner and Seller as of the date of the first written above.

XRG DEVELOPMENT PARTNERS, LLC an Idaho limited liability company		DEWIND, INC., a Nevada corporation

By:	/s/	By:	/s/
Name:	James T. Carkulis	Name:	Michael Porter
Title:	Manager	Title:	President

APPENDIX I TO TURBINE SUPPLY AGREEMENT

DEFINITIONS

“Affiliate” means any Person who (whether through one or more intermediaries) directly or indirectly controls, is controlled by, or is under common control with, any other Person.

“Agreement” means this Turbine Supply Agreement.

“Applicable Laws” means all laws, treaties, ordinances, codes, judgments, decrees, directives, guidelines, policies, injunctions, writs, orders, rules, regulations, interpretations, Permits and all similar forms of decisions of any Governmental Authority having jurisdiction over the Wind Turbines, the Site, or affecting the performance of the obligations of the Parties hereunder.

“Availability” shall have the meaning ascribed to such term in Exhibit R.

“Availability Liquidated Damages” shall have the meaning ascribed to such term in Section 10.6.

“Business Day” means every Day other than a Saturday, Sunday or a Day on which the Federal Reserve Bank of New York is closed for a scheduled holiday.

“Certificate of Design Approval” means a DEWI-OCC certificate based on Germanischer Lloyd’s 2004 standards (GL Wind Guideline for the Certification of Wind Turbines - Edition 2003 with Supplement 2004)) and on IEC 61400-1 Third Edition 2005 for Class IIa conditions.

“Change Order” shall have the meaning ascribed to such term in Section 4.3(a).

“Commissioned” and “Commissioning” means, with respect to each WTG: (i) Mechanical Completion for such WTG has occurred; and (ii) Owner or Owner’s representative has countersigned the Commissioning Certificate for such WTG.

“Commissioning Certificate” has the meaning ascribed to such term in Section 9.1.

“Commissioning Procedures” means the Commissioning Procedures set forth in Exhibit D.

“Contract Price” has the meaning ascribed to such term in Section 4.1.

“Consumer Price Index” means…

“Day” or “Days” means a calendar day or days.

“Defective Work” has the meaning ascribed to such term in Section 10.1.

“Delivery Date” means the date for delivery of the Wind Turbines to the Designated Delivery Locations as set forth in the Delivery Schedule.

“Delivery Schedule” means the detailed Wind Turbine delivery shipment schedule to be set forth in Exhibit E.

“Design Materials” has the meaning ascribed to such term in Section 11.2(b).

“Designated Delivery Location” has the meaning ascribed to such term in Section 3.1.

“DEWI” means Deutsches Windenergie-Institute.

“DEWI-OCC” means DEWI Offshore Certification Center.

“Effective Date” has the meaning ascribed to it in the preamble of this Agreement.

“Erection and Installation Manuals” means the Seller’s erection and installation manuals attached as Exhibit F.

“Composite Technology Corporation Guaranty” has the meaning set forth in the recitals.

“Excusable Delay” means a delay in performance resulting from a Force Majeure Event, provided that:

(i) the affected Party gives the other Party written notice describing the Force Majeure Event promptly after the affected Party becomes aware of such occurrence, the affected Party shall give the other Party as soon as reasonably possible after the Force Majeure Event written notice estimating the Force Majeure Event’s expected duration and probable impact on the performance of such Party’s obligations under this Agreement, and such affected Party shall periodically furnish timely reports of any material developments with respect thereto during the continuation of the Force Majeure Event;

(ii) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

(iii) no liability of either Party which arose before the occurrence of the Force Majeure Event shall be excused as a result of the occurrence;

(iv) the affected Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party;

(v) the affected Party shall use all reasonable efforts to continue to perform its obligations under this Agreement and to correct or cure the event or condition excusing performance; and

(vi) when the affected Party is able to resume performance of the affected obligations under this Agreement, that Party shall give the other Party written notice to that effect, and the affected Party promptly shall resume performance under this Agreement.

“Final Completion” has the meaning set forth in Section 9.3.

“Final Completion Certificate” has the meaning set forth in Section 9.3(e).

“Final Completion Date” means the date on which Final Completion is achieved.

“Financing Parties” means any parties providing interim or permanent financing for the Project or for its development or construction, and any trustee or agent acting on behalf of any of them.

“Force Majeure Event” means any event that wholly or partly prevents or delays the performance of any obligation arising under this Agreement, but only if and to the extent: (i) such event is not within the reasonable control, directly or indirectly, of the Party affected; (ii) such event cannot be or be caused to be prevented, avoided or removed by such Party by the exercise of reasonable care; and (iii) such event is not the direct or indirect result of a Party’s fault, negligence or the failure of such Party to perform any of its obligations under this Agreement; and shall also include, without limitation: acts of war, sabotage, terrorism, rebellion, insurrection, acts of foreign enemies, military or usurped power or martial law, expropriation or confiscation of facilities or property by order of any Governmental Authority, fires, floods, hail, explosions, winds over twenty-five (25) meters per second, lightning, lightning-induced surges, unexpected high and low voltage, transmission outages or sudden or disruptive electrical events or disturbances on the Grid or delays in the Project’s interconnection to the Grid, extraordinary airborne debris, surface water, waves, tidal water or tidal wave, overflow of streams or other bodies of water, water below the surface of the ground, earth movement including, but not limited to, earthquake, landslide, mud flow, earth sinking, earth rising or shifting, and other acts of God, strikes, crashing vehicles or aircraft, unavoidable casualties, vandalism, malicious mischief, theft and attempted theft, but expressly excluding, as to Seller or any of its affiliates, any failure of performance of any contractual provision by Seller (except to the extent caused by a Force Majeure Event), unavailability, late delivery or breakage of equipment or materials (except to the extent caused by a Force Majeure Event) and economic hardship.

“Germanischer Lloyd” means Germanischer Lloyd AG, with headquarters in Hamburg, Germany (or if Germanischer Lloyd AG ceases to exist or to perform design assessments and certifications for wind turbine generators, another reputable wind turbine generator certification agency or entity mutually, reasonably approved by Owner and Seller).

“Governmental Authority” means any federal, state, local or other governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity, or any political subdivision thereof, having legal jurisdiction over the matter or person in question.

“Guaranteed Availability” shall have the meaning set forth in Section 10.6.

“Guarantor” means Composite Technology Corporation.

“Intellectual Property” shall have the meaning set forth in Section 11.2(a).

“MTPA” shall have the meaning set forth in Recital E.

“Mechanical Completion” means with respect to an individual WTG, that a Mechanical Completion Certificate has been issued in respect of such WTG by the Owner and confirmed by Seller without any outstanding work indicated pursuant to Section 6.3(c).

“Mechanical Completion Certificate” means the certificate to be issued by Owner pursuant to Section 6.3(b).

“Noise Warranty” shall have the meaning ascribed to such term in Section 10.7.

“Notice to Proceed” has the meaning ascribed to such term in Section 5.1.

“O&M Procedures Manual” means the O&M procedures manual prepared by Owner as well as all operating manuals supplied by all vendors or manufacturers for all material Parts, components and systems of the Project.

“Owner” means Big Blue Windfarm, LLC, an Idaho limited liability company.

“Owner Caused Delay” means an event that wholly or partly prevents or delays Seller’s performance of any obligation arising under this Agreement due to any suspension for convenience by Owner, or due to the delay or default of any Owner obligation hereunder, whether by Owner or by any of Owner’s Subcontractors.

“Owner’s Representative” has the meaning ascribed to such term in Section 8.5.

“Owner’s Work” means the design, supply, and construction of all improvements to and components of the Project other than Seller’s Work.

“Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings, materials and other equipment described in Exhibit A-1.

“Party” or “Parties” refer to the entities identified as such in the preamble to the agreement in which the term is used.

“Permits” means a waiver, exemption, variance, certificate, franchise, permit, authorization, license or similar order of or from, or filing or registration with, or notice to, any Governmental Authority having jurisdiction over the Project, the Site, or the operations related thereto.

“Person” means any individual, corporation, association, partnership, limited liability company, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof.

“Power Curve Guarantee” shall have the meaning set forth in Section 10.8.

“Power Curve Liquidated Damages” shall have the meaning set forth in Section 10.8(d).

“Power Curve Test” means the test conducted in accordance with Section 10.8 to determine the output performance of the Wind Turbines.

“Project” means the integrated 36 megawatt wind-powered electricity generating plant to be located on the Site, consisting of all structures, facilities, appliances, lines, conductors, instruments, equipment, apparatus, components, roads and other property comprising and integrating the entire facility described in the Wind Turbine Specifications and all other equipment, labor, services and materials to be furnished under this Agreement and the balance-of-plant agreement for the Project

“Project Mechanical Completion” means that Mechanical Completion has been achieved with respect to all of the WTGs included in the Project.

“Project Mechanical Completion Certificate” has the meaning ascribed to such term in Section 6.3(d).

“Prudent Wind Industry Practices” means those practices, methods, standards and acts that are generally accepted in the wind power industry in the United States that at a particular time in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with Applicable Laws and the Wind Turbine Specifications.

“Reliability Test” means the 100-hour test to be performed on the Wind Turbines, in accordance with Exhibit U.

“Seller” means DeWind, Inc., a Nevada corporation, in its capacity as Seller under this Agreement.

“Seller’s Documents” has the meaning ascribed to such term in Section 6.1(d).

“Seller’s Representative” has the meaning ascribed to such term in Section 8.6.

“Seller’s Work” means the design, manufacture, delivery, technical assistance, and Commissioning of the Wind Turbines pursuant to this Agreement.

“Service Agreement” has the meaning ascribed to such term in Section 10.2 of this Agreement.

“Site” has the meaning ascribed to such term in Exhibit B to this Agreement.

“Subcontractor” means any Person which performs work for, or provides materials or equipment to, Seller or Owner, as the case may be, in connection with the such Party’s respective work to be performed under this Agreement.

“Taxes” means any and all forms of taxation, charges, duties, imposts, levies and rates whenever imposed by the United States, any U.S. State, or any other governmental entity, including without limitation, income tax, withholding taxes, corporation tax, capital gains tax, capital transfer tax, inheritance tax, rates, water rates, value added tax, customs duties, capital duty, excise duties, betterment levy, community charges, development land tax, stamp duty, stamp duty reserve tax, national insurance, social security or other similar contributions, and generally any tax, duty, impost, levy or rate or other amount and any interest, penalty or fine in connection therewith.

“TECO” means TECO Westinghouse, a subcontractor to Seller.

“Tower” means each steel tubular tower with a hub height of approximately eighty (80) meters on which a Wind Turbine shall be mounted, including all ladders, platforms, internal lighting, safety equipment and all parts and assemblies necessary for a complete turbine tower, all as further described in Exhibit A.

“Turbine Measured Power Curve” means the tested power curve of the Nominated Turbine, as measured during the Power Curve Test.

“Turbine Nacelle” means the turbine nacelle component of a Wind Turbine Generator, including gearbox, generator and nacelle yaw controls, and associated control and ancillary equipment.

“Unit Price” has the meaning ascribed to such term in Section 4.1.

“Warranty” has the meaning ascribed to such term in Section 10.1.

“Warranty Period” has the meaning ascribed to such term in Section 10.2.

“Warranty Service” has the meaning ascribed to such term in Section 10.3(a).

“Wind Turbine”, “Wind Turbine Generator” or “WTG” has the meaning ascribed to such term in Recital A.

“Wind Turbine Delivery Delay” has the meaning ascribed to such term in Section 5.3(a).

“Wind Turbine Specifications” or “WTG Specifications” mean the technical design and manufacturing specifications for the Wind Turbines upon which the Certificate of Design Approval is based, summarized in Exhibit A.

“WTG Delay Day” has the meaning ascribed to such term in Section 5.3(b).